SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

GANNETT CO., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Douglas H. McCorkindale

Chairman, President

and Chief Executive Officer

March 11, 2005

Dear Shareholder:

On behalf of your Board of Directors and management, we cordially invite you to attend the Annual Meeting of Shareholders to be held on Thursday, April 14, 2005, at 10:00 a.m. at the Company’s headquarters located at 7950 Jones Branch Drive, McLean, Virginia 22107.

At this meeting you will be asked to vote for the election of two directors and for the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2005 fiscal year. These matters are discussed in detail in the attached proxy statement.

Your Board of Directors believes these two proposals are in the best interests of the Company and its shareholders and recommends that you vote for them.

There are two shareholder proposals that we understand will be presented for consideration at the meeting. The shareholder proposals are discussed in the attached proxy statement. Your Board of Directors believes these proposals are not in the best interests of the Company and its shareholders and recommends that you vote against them.

It is important that your shares be represented at the meeting whether or not you plan to attend. Please note that you may vote your shares by telephone, online or by mail. The toll-free telephone number, Internet address and instructions for voting are shown on page 2 of the proxy statement. Alternatively, if you received a printed proxy card, you can vote by signing and dating it and returning it in the envelope provided.

An admission ticket is required for attendance at the Annual Meeting. Please see page 1 of the proxy statement for instructions about obtaining tickets.

Thank you for your continued support.

Cordially,

Douglas H. McCorkindale

7950 Jones Branch Drive, McLean, Virginia 22107 (703) 854-6000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 14, 2005

To Our Shareholders:

The 2005 Annual Meeting of Shareholders of Gannett Co., Inc. will be held at the Company’s headquarters, 7950 Jones Branch Drive, McLean, Virginia, at 10:00 a.m. on April 14, 2005 for the following purposes:

(1)	to consider and act upon a proposal to elect two directors to the Company’s Board of Directors;

(2)	to consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2005 fiscal year;

(3)	to consider two shareholder proposals; and

(4)	to transact such other business, if any, as may properly come before the meeting.

The Board of Directors has set the close of business on March 4, 2005 as the record date to determine the shareholders entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

YOUR VOTE IS IMPORTANT. PLEASE FOLLOW THE INSTRUCTIONS ON PAGE 2 OF THE PROXY STATEMENT TO VOTE USING THE INTERNET OR BY TELEPHONE. IF YOU RECEIVED A PRINTED PROXY CARD, YOU MAY VOTE BY SIGNING AND DATING THE PROXY CARD AND RETURNING IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. PLEASE DELIVER A PROXY BY ONE OF THESE METHODS TO VOTE YOUR SHARES WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE MEETING.

By Action of the Board of Directors,

Todd A. Mayman

    Secretary

McLean, Virginia

March 11, 2005

PROXY STATEMENT

2005 ANNUAL MEETING OF SHAREHOLDERS

April 14, 2005

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Gannett for the 2005 Annual Meeting of Shareholders to be held on April 14, 2005 at 10:00 a.m. at the Company’s headquarters located at 7950 Jones Branch Drive, McLean, Virginia.

Who Can Vote

Shareholders of record on March 4, 2005 may attend and vote at the 2005 annual meeting or have their votes by proxy counted if they do not attend in person. On that date, there were 251,168,916 shares of common stock outstanding and entitled to vote. Each share is entitled to one vote. The presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on March 4, 2005 will constitute a quorum to conduct business. Shares represented by proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting. Shares held in a broker’s account that are not voted by the broker or other nominee (“broker non-votes”) on some but not all matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares present and entitled to vote with respect to those matters for which no vote is cast.

Admission to the meeting is by ticket only. We will provide each shareholder with one admission ticket. Either you or your proxy may use your ticket. If you are a shareholder of record and plan to attend the meeting, please call the Company’s shareholder services department at (703) 854-6960 to request a ticket. If you hold shares through an intermediary, such as a bank or broker, and you plan to attend the meeting, you will need to send a written request for a ticket, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership, to: Secretary, Gannett Co., Inc., 7950 Jones Branch Drive, McLean, VA 22107. Requests for admission tickets will be processed in the order in which they are received and must be received by no later than April 7, 2005. If you decide later not to attend the meeting, please return your ticket to the Secretary, Gannett Co., Inc. at the above address.

A list of shareholders entitled to vote at the 2005 annual meeting will be open to examination by any shareholder, for any purpose germane to the 2005 annual meeting, during normal business hours for a period of ten days before the 2005 annual meeting and during the 2005 annual meeting at the Company’s offices at 7950 Jones Branch Drive, McLean, Virginia 22107.

This proxy statement and the enclosed proxy card are first being mailed to shareholders on or about March 14, 2005.

Help Your Company Reduce Costs

To help the Company reduce costs related to our annual meeting, we ask all shareholders who vote via the Internet to consent to electronic delivery of mailings related to future annual shareholder meetings. Companies may make their proxy statements and annual reports available online and eliminate mailing hard copies of these documents to those shareholders who consent in advance to electronic distribution. If you hold shares in your own name and you are voting via the Internet, you can consent online when you vote. If you hold shares through an intermediary, such as a bank or broker, please refer to the information provided by your bank or broker for instructions on how to consent to electronic distribution.

Voting Procedures

You may grant a proxy by signing a proxy card, by telephone or by using the Internet. Shares represented by proxies will be voted as directed by the shareholder. Unless you direct otherwise, if you grant a proxy your shares will be voted FOR the Board’s two nominees for the Board of Directors, FOR the ratification of the appointment of the independent registered public accounting firm and AGAINST the two shareholder proposals. If you deliver a proxy by mail, by telephone or via the Internet, you have the right to revoke your proxy in writing (by another proxy bearing a later date), by phone (by another call at a later time), via the Internet (by voting online at a later time), by attending the meeting and voting in person, or by notifying the Company before the meeting that you want to revoke your proxy. Votes submitted via the Internet or by telephone must be cast by 12:00 noon, Central time, on April 13, 2005. Votes submitted by mail must be received on or before April 13, 2005. Submitting your vote by mail, telephone or via the Internet will not affect your right to vote in person if you decide to attend the 2005 annual meeting.

How to Vote by Phone:

•	Have your proxy card in hand when you call.

•	You can use any touch tone telephone to vote your shares at any time 24 hours a day, 7 days a week, until 12:00 noon, Central time, on April 13, 2005.

•	Dial 1-800-560-1965.

•	You will be provided simple voting instructions. Follow these to complete your vote.

How to Vote by the Internet:

•	Have your proxy card in hand.

•	You can use the Internet to vote your shares at any time 24 hours a day, 7 days a week, until 12:00 noon, Central time, on April 13, 2005 at http://www.eproxy.com/gci/.

•	You will be provided simple voting instructions. Follow these to complete your vote.

•	You will have the option to consent to receipt via the Internet of all materials related to future annual meetings.

How to Vote by Mail:

•	Mark, sign and date the proxy card accompanying this proxy statement and return it in the enclosed postage-paid envelope.

•	Votes submitted by mail must be received on or before April 13, 2005.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. The Company has been advised that these Internet and telephone voting procedures are consistent with the requirements of applicable law.

If you participate in the Company’s Dividend Reinvestment or 401(k) Plans, your shares of common stock in those plans can be voted on the proxy card accompanying this proxy statement, by telephone or via the Internet. If no instructions are given by you, your shares held in the Dividend Reinvestment Plan will not be voted. All shares in the 401(k) Plan for which no instructions are received will be voted by the trustee of the 401(k) Plan in the same proportion as shares for which the trustee receives instructions.

PROPOSAL 1—ELECTION OF DIRECTORS

Your Board

Currently, the Board of Directors is composed of nine directors, only one of whom is an employee of the Company. Following the 2005 annual meeting, the Company will have only eight directors, as Meredith A. Brokaw has decided not to stand for re-election to the Board and will retire.

The Board of Directors held six meetings during 2004, and each of the directors attended all of the meetings of the Board and each committee of the Board on which he or she served, including Duncan M. McFarland after his election to the Board on July 26, 2004, except that Solomon D. Trujillo was unable to attend two Audit Committee meetings and Mr. McFarland and Mrs. Brokaw each were unable to attend one Board meeting.

The Board of Directors conducts its business through meetings of the Board and its four committees: the Audit Committee, the Executive Committee, the Executive Compensation Committee, and the Nominating and Public Responsibility Committee.

Audit Committee.    The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of the Company. The current Audit Committee members are Karen Hastie Williams, Chair, Duncan M. McFarland, Stephen P. Munn and Solomon D. Trujillo. This Committee met ten times during 2004.

Rules adopted by the New York Stock Exchange (the “NYSE”) and the Securities and Exchange Commission (the “SEC”) impose strict independence requirements for all members of the audit committee. In addition to meeting the NYSE’s tests for director independence generally, directors on audit committees must meet two basic criteria set forth in the SEC’s rules. First, audit committee members are barred from accepting—directly or indirectly—any consulting, advisory or other compensatory fee from the issuer or an affiliate of the issuer, other than in the member’s capacity as a member of the board of directors and any board committee. The second basic criterion for determining independence provides that a member of an audit committee may not be an affiliated person of the issuer or any subsidiary of the issuer apart from his or her capacity as a member of the board and any board committee. Each member of the Audit Committee meets these independence requirements, in addition to the independence criteria established by the NYSE for listed company board members generally. The Board has determined that Stephen P. Munn is an audit committee financial expert, as that term is defined under the SEC rules.

Executive Committee.    The Executive Committee may exercise the authority of the Board between Board meetings, except as limited by Delaware law. The Executive Committee members are Douglas H. McCorkindale, Chair, James A. Johnson, and Karen Hastie Williams. This Committee held one meeting in 2004.

Executive Compensation Committee.    The Executive Compensation Committee has overall responsibility for approving and evaluating the compensation plans, policies and programs of the Company, including administering the Company’s executive incentive plans. The Committee’s duties and responsibilities include reviewing and approving on an annual basis corporate goals and objectives relevant to CEO compensation. The Executive Compensation Committee members are James A. Johnson, Chair, Louis D. Boccardi, Stephen P. Munn, and Karen Hastie Williams. Each member of this Committee is independent within the meaning of the NYSE rules requiring members of compensation committees to be independent. This Committee met four times during 2004.

Nominating and Public Responsibility Committee.    The Nominating and Public Responsibility Committee is charged with identifying individuals qualified to become board members, recommending to the Board candidates for election or re-election to the Board, and considering from time to time the Board committee structure and makeup. The Committee also monitors the Company’s human resource practices, including its performance in diversity and equal employment opportunity, monitors the Company’s performance in meeting its obligations of fairness in internal and external matters, and takes a leadership role with respect to the Company’s corporate governance practices. The Nominating and Public Responsibility Committee members are Meredith A. Brokaw, Chair, Louis D. Boccardi and Donna E. Shalala. Each member of this Committee is independent within the meaning of the NYSE rules requiring members of nominating committees to be independent. This Committee met two times during 2004.

The Nominating and Public Responsibility Committee charter sets forth certain criteria for the Committee to consider in evaluating potential director nominees. In order for the Board of Directors to have a substantial degree of independence from management, a majority of directors must be independent of management, in both fact and appearance, and must satisfy the independence criteria of the NYSE. The Committee considers whether director candidates have relevant experience in business and industry, government, education and other areas, and monitors the mix of skills and experience of directors in order to assure that the Board has the necessary tools to perform its oversight function effectively. The charter also encourages the Committee to work to maintain a board that reflects the diversity of our country. The Committee evaluates potential candidates against these requirements and objectives. For those director candidates that appear upon first consideration to meet the Committee’s criteria, the Committee will engage in further research to evaluate their candidacy.

The Nominating and Public Responsibility Committee historically has relied primarily on recommendations from management and members of the Board to identify director nominee candidates. However, the Committee will consider timely written suggestions from shareholders. Shareholders wishing to suggest a candidate for director nomination for the 2006 annual meeting should mail their suggestions to Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Suggestions must be received by the Secretary of the Company no later than December 14, 2005. The manner in which the Committee evaluates director nominee candidates suggested by shareholders will not differ from the manner in which the Committee evaluates candidates recommended by other sources.

In addition to the criteria described above, the Company’s By-laws also require each director to own, directly, beneficially, or through the Company’s Deferred Compensation Plan, at least 2,000 shares of Gannett stock (increasing to at least 3,000 shares of Gannett stock as of the 2005 annual meeting and each annual meeting thereafter). Each director meets or exceeds the current share ownership requirement. The By-laws of the Company also establish mandatory retirement ages of 70 for directors who have not been executives of the Company and 65 for directors who have served as executives, except that the Board of Directors may extend the retirement age beyond 65 for directors who are or have been the chief executive officer of the Company. The Board of Directors has extended the retirement age beyond 65 for Douglas H. McCorkindale, the Company’s Chairman, President and Chief Executive Officer, until at least July 1, 2006, the end of the current term under Mr. McCorkindale’s employment agreement.

The written charters governing the Audit Committee, the Executive Compensation Committee and the Nominating and Public Responsibility Committee, as well as the Company’s Principles of Corporate Governance, are posted on the Corporate Governance page of the Company’s website at http://www.gannett.com. You may also obtain a copy of any of these documents without charge by writing to: Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary.

Ethics

The Company has long maintained a code of conduct and ethics (the “Ethics Policy”) that sets forth the Company’s policies and expectations. The Ethics Policy, which applies to every Gannett director, officer and employee, addresses a number of topics, including conflicts of interest, relationships with others, corporate payments, disclosure policy, compliance with laws, corporate opportunities and the protection and proper use of the Company’s assets. The Ethics Policy meets the NYSE’s requirements for a code of business conduct and ethics as well as the SEC’s definition of a code of ethics applicable to the Company’s senior officers. Neither the Board of Directors nor any Board committee has ever granted a waiver of the Ethics Policy.

The Ethics Policy is available on the Company’s website at http://www.gannett.com. You may also obtain a copy of the Ethics Policy without charge by writing to: Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Any additions or amendments to the Ethics Policy, and any waivers of the Ethics Policy for executive officers or directors, will be posted on the Corporate Governance page of the Company’s website and similarly provided without charge upon written request to this address.

The Company has a telephone hotline for employees and others to submit their concerns regarding violations or suspected violations of law. This same hotline also is available for reporting questionable accounting or auditing matters and other accounting, internal accounting controls or auditing matters on a confidential anonymous basis. Employees and others can report concerns by calling 1-800-234-4206 or by emailing or writing to the addresses provided on the Corporate Governance page of the Company’s website. Any concerns regarding accounting or auditing matters so reported will be communicated to the Company’s Audit Committee.

Director Independence

The Board of Directors has affirmatively determined that all of the current directors other than Douglas H. McCorkindale are “independent” of the Company within the meaning of the rules governing NYSE-listed companies. For a director to be “independent” under the NYSE rules, the Board of Directors must affirmatively determine that the director has no material relationship with Gannett, either directly or as a partner, shareholder, or officer of an organization that has a relationship with Gannett. To assist it in making these determinations, the Board has determined that the following categories of relationships between a director and Gannett are not material:

1.	Employment of a director or a director’s immediate family member by another company that made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which, in each of the last three fiscal years, did not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues; and

2.	A relationship of a director or a director’s immediate family member with a charitable organization, as an executive officer, board member, trustee or otherwise, to which the Company or any of its subsidiaries has made, in any of the last three fiscal years, charitable contributions of not more than the greater of $100,000 or 2% of such charitable organization’s consolidated gross revenues.

In making its independence determinations, the Board relied on questionnaires submitted by each Board member, the responses to which indicated that there were no relationships between any director (other than Mr. McCorkindale) and the Company other than relationships involving Board member service at charitable organizations to which the Gannett Foundation made contributions within the permitted thresholds identified above.

Consistent with the NYSE rules, Gannett’s Principles of Corporate Governance call for Gannett’s independent directors to meet in regularly scheduled executive sessions without management as they deem appropriate. Karen Hastie Williams is acting as the presiding director at the executive sessions in 2005. The Company’s independent directors held five executive sessions in 2004, with Ms. Williams presiding, and will meet in executive sessions as appropriate throughout 2005. The presiding director will also preside at meetings of the full Board if the Chairman is not present and will take a lead role, in conjunction with the Chairman, in the Board’s self-evaluation process.

Communicating with Your Board

You can find instructions on how to relay any concerns you have directly to the presiding independent director of the Board of Directors, to the independent directors as a group, or to the Board of Directors as a whole, along with information regarding the Company’s policy on and history of director attendance at annual meetings of shareholders, on the Corporate Governance page of the Company’s website at http://www.gannett.com.

Nominees

The Board is divided into three classes, as equal in number as possible. At each annual meeting of shareholders, one class of directors is elected for a three-year term. Louis D. Boccardi and Donna E. Shalala have been nominated for election this year to the class with a three-year term that will expire at the 2008 annual meeting of shareholders. Both nominees are currently directors. If they are elected, their terms will continue until the 2008 annual meeting or until their successors are elected.

The Board believes that the nominees will be available and able to serve as directors. If either nominee becomes unable or unwilling to serve, the Board may do one of three things: recommend a substitute nominee, reduce the number of directors to eliminate the vacancy, or fill the vacancy later. The shares represented by all valid proxies may be voted for the election of a substitute if one is nominated.

The two nominees receiving the highest number of votes will be elected. If a shareholder, present in person or by proxy, withholds a vote from one or more directors, the shareholder’s shares will not be counted in determining the votes for those directors. If a shareholder holds shares in a broker’s account and has given specific voting instructions, the shares will be voted as the shareholder directs. If no instructions are given, under NYSE rules the broker may decide how to vote on the Board nominees.

Approval of Proposal 1

The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the election of the nominees to serve as directors.

The principal occupations and business experience of the Board’s nominees and of the continuing directors are described below.

The following have been nominated for election at the 2005 Annual Meeting for a term that ends at the 2008 Annual Meeting:

Louis D. Boccardi

Mr. Boccardi, 67, was President and Chief Executive Officer of The Associated Press from 1985 until his retirement in 2003. He was a member of the Pulitzer Prize Board from 1994 to 2003 and Chairman of the Pulitzer Prize Board in 2002. Mr. Boccardi has been a member of the Board of Visitors, the Graduate School of Journalism, Columbia University since 1989. He has been a director since July 2003.

Donna E. Shalala

Ms. Shalala, 64, has served as President of the University of Miami since 2001. She was Secretary of the United States Department of Health and Human Services from 1993 to 2001. Ms. Shalala is a director of UnitedHealth Group and Lennar Corporation. She has been a director since 2001.

The following directors are serving on the Board for a term that ends at the 2006 Annual Meeting:

Duncan M. McFarland

Mr. McFarland, 61, was Chairman and Chief Executive Officer of Wellington Management Company, LLP from 1994 until his retirement in June 2004. He served in various roles at Wellington Management Company since 1965. Mr. McFarland is a director of The Asia Pacific Fund, Inc., a closed-end registered investment company traded on the NYSE, and a trustee of the Financial Accounting Foundation. He has been a director since July 2004.

Solomon D. Trujillo

Mr. Trujillo, 53, is an active investor. He was Chief Executive Officer of Orange, S.A. from February 2003 to March 2004. He was Chairman, President and Chief Executive Officer of Graviton, Inc. from 2000 to February 2003 and was Chairman, President and Chief Executive Officer of US West from 1998 to 2000. Mr. Trujillo is a director of Electronic Data Systems Corporation, PepsiCo, Inc. and Target Corporation. He has been a director since May 2002.

Karen Hastie Williams

Ms. Williams, 60, is a retired partner at the law firm of Crowell & Moring, Washington, DC. Ms. Williams is a director of The Chubb Corporation, Continental Airlines, Inc., SunTrust Banks, Inc. and WGL Holdings, Inc., the parent company of Washington Gas Light Company. She has been a director since 1997.

The following directors are serving on the Board for a term that ends at the 2007 Annual Meeting:

James A. Johnson

Mr. Johnson, 61, is Vice Chairman of Perseus LLC. He served as Chairman of the Executive Committee of the Board of Directors of Fannie Mae in 1999 and was Chairman and Chief Executive Officer of Fannie Mae from February 1991 through 1998. He is a director of Target Corporation, The Goldman Sachs Group, Inc., Temple-Inland Corporation, UnitedHealth Group and KB Home Corporation. Mr. Johnson has been a director since 2000.

Douglas H. McCorkindale

Mr. McCorkindale, 65, is Chairman, President and Chief Executive Officer of Gannett. He was President, Chief Executive Officer and Vice Chairman from June 2000 to January 2001 and Vice Chairman and President from 1997 to June 2000. He has served the Company in various other executive capacities since 1971. He is a director or trustee of The Associated Press, Continental Airlines, Inc., Lockheed Martin Corporation, and a number of investment companies in the family of Prudential Mutual Funds. He has been a director since 1977.

Stephen P. Munn

Mr. Munn, 62, is Chairman of Carlisle Companies, Inc. and serves on Carlisle’s Board of Directors. He was Chairman, President and Chief Executive Officer of Carlisle from 1993 to February 2001 and President and Chief Executive Officer from 1988 to 1993. He has been a director since 2001.

Compensation of Directors

The Company pays its directors an annual fee and meeting fees. The annual fee is $45,000. Each director receives $2,000 for each Board meeting attended. Each committee chair also receives an annual fee of $15,000 and each committee member, including the chair, as well as any other director attending a committee meeting, receives $1,000 for each committee meeting attended. In lieu of receiving their fees in cash, directors may elect to receive their fees in shares of restricted stock worth 110% of the applicable cash fee, based on the market value of Gannett’s stock at the time of payment, or in options to purchase a number of shares equal to four times the number of shares that would be payable as restricted stock. In addition, upon each annual meeting of shareholders, each director then serving on the Board of Directors (other than Mr. McCorkindale) receives a long-term award of either 1,250 shares of restricted stock or options to purchase 5,000 shares of Gannett stock. Upon joining the Board of Directors in July 2004, Mr. McFarland received a pro-rated number of shares of restricted stock in payment of his annual retainer. Mr. McFarland did not receive a long-term award in 2004. Shares of restricted stock paid as director fees vest at a rate of 1/36th of the shares per month, receive dividend equivalent rights, and are issuable to a director only upon his or her retirement. Stock options vest at a rate of one fourth of the shares on each anniversary of the date of grant, have an exercise price equal to the fair market value of the shares on the date of grant, and are exercisable for ten years after the date of grant for grants awarded through November 2004 and for eight years after the date of grant for grants awarded thereafter. Directors may elect to defer their cash or restricted stock fees under the Deferred Compensation Plan, which for cash fee deferrals provides for ten deemed investment options, including mutual funds and a Gannett common stock fund. Deferred fees paid as restricted stock must be invested in the Gannett common stock fund of the Deferred Compensation Plan. Mr. McCorkindale, the only director who also is an employee of the Company, receives no director fees.

In 1987, the Company established a Retirement Plan for Directors in which non-employee members of the Board of Directors could participate. In 1996, the Board terminated this Plan as to any new directors. Only one current director, Mrs. Brokaw, participates in the Plan. Following her retirement from the Board at the annual meeting, her annual benefit under the Plan will be $69,000, payable in quarterly installments each quarter for ten years. In the event of Mrs. Brokaw’s death prior to the expiration of the ten-year period, we will pay to her designated beneficiaries a lump sum payment having a present value equal to the remaining payments.

REPORT OF THE AUDIT COMMITTEE

As discussed above, the Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of the Company, including compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function. The Audit Committee also appoints the Company’s independent registered public accounting firm, which appointment may be ratified by the shareholders. The Audit Committee is also responsible for reviewing compliance with the Company’s Ethics Policy and assuring appropriate disclosure of any waiver of or change in the Ethics Policy for senior financial officers or the chief executive officer, and for reviewing the Ethics Policy on a regular basis and proposing or adopting additions or amendments to the Ethics Policy as appropriate. In connection with the Ethics Policy, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Audit Committee operates under a formal written charter that has been adopted by the Board of Directors.

The Audit Committee members are Karen Hastie Williams, Chair, Duncan M. McFarland (appointed October 2004), Stephen P. Munn, and Solomon D. Trujillo. All members of the Audit Committee are independent directors within the meaning of the NYSE’s rules and the requirements of the SEC. The Board of Directors has determined that Mr. Munn is an audit committee financial expert under the SEC rules. The Audit Committee members are not professional accountants or auditors, and their role is not intended to duplicate or certify the activities of management and the independent registered public accounting firm, nor can the Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Committee’s members in business, financial and accounting matters.

During fiscal years 2003 and 2004, the Company’s independent registered public accounting firm for each of those years, PricewaterhouseCoopers LLP (“PwC”), billed the Company the following fees:

	2003	2004
Audit Fees	$1,504,300	$2,920,975
Audited-Related Fees(1)	$169,400	$164,500
Tax Fees(2)	$241,800	$40,924
All Other Fees	$0	$0

(1)	Audit-Related Fees relate to consultation on financial accounting and reporting issues and standards, to the extent the provision of such services by the independent registered public accounting firm is not required for compliance with Generally Accepted Auditing Standards; the performance by the independent registered public accounting firm of attest services with respect to certain separate reports of the Company’s subsidiaries; and employee benefit plan audits.

(2)	Tax Fees relate to tax planning and advice in the U.S. and the U.K., including assistance with tax audits and appeals, tax advice related to mergers and acquisitions, and the review of filings with the Federal and certain state governments. Fees incurred in connection with audit and tax-related services for the Company’s Newsquest operations in the United Kingdom have been translated to U.S. dollars using average foreign exchange rates per British Pound Sterling of $1.63 for 2003 and $1.83 for 2004.

The Audit Committee has adopted a policy for the pre-approval of services provided by the Company’s independent registered public accounting firm. Under the policy, particular services or categories of services have been pre-approved, subject to a specific budget. At least annually, the Audit Committee reviews and approves the list of pre-approved services and the threshold estimates of cost of performance of each. The independent registered public accounting firm is required to provide detailed information regarding the services and an estimate of the costs of performance not less than five business days before commencing any work. Pursuant to its pre-approval policy, the Audit Committee has delegated pre-approval authority for non-audit services to one of its members, Karen Hastie Williams. Ms. Williams may pre-approve up to $100,000 in non-audit services, in the aggregate at any one time, without consultation with the full Audit Committee, provided she reports such approved items to the Audit Committee at its next scheduled meeting. To date, management has not made any such requests of Ms. Williams to pre-approve non-audit services. In determining whether a service may be provided pursuant to the pre-approval policy, consideration is given to whether the proposed service would impair the independence of the independent registered public accounting firm.

The Audit Committee received from the Company’s independent registered public accounting firm for the 2004 fiscal year, PwC, written disclosures regarding PwC’s independence as set forth in Independence Standards Board Standard No. 1, including a detailed statement of the relationships between PwC and the Company that might bear on PwC’s independence, and has discussed with PwC its independence. The Audit Committee considered whether the provision of non-audit services by PwC is compatible with maintaining PwC’s independence. PwC stated that it believes it is in full compliance with all of the independence standards established under generally accepted auditing standards and the rules of the SEC. The Audit Committee concurred with this statement. The Audit Committee also discussed with PwC the matters required to be discussed by Statements on Auditing Standards No. 61 and No. 90, including the selection of and changes in the Company’s significant accounting policies, the basis for management’s accounting estimates, PwC’s conclusions regarding the reasonableness of those estimates, and the disclosures included in the financial statements. The Audit Committee reviewed and discussed the Company’s 2004 audited financial statements with the Company’s internal auditors, PwC and management.

The Audit Committee met with management, the Company’s internal auditors and representatives of PwC in connection with its review of the Company’s audited financial statements for the year ended December 26, 2004. Based on such review and discussion, and based on the Audit Committee’s reviews and discussions with PwC regarding its independence under Independence Standards Board Standard No. 1 and the matters required to be discussed under Statements on Auditing Standards No. 61 and No. 90, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K and the Board has approved that recommendation.

Audit Committee

Karen Hastie Williams, Chair

Duncan M. McFarland

Stephen P. Munn

Solomon D. Trujillo

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On February 25, 2005, the Audit Committee of the Board of Directors appointed Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for our fiscal year ending December 25, 2005. The Board of Directors is submitting the appointment of E&Y as the Company’s independent registered public accounting firm for shareholder ratification at the 2005 annual meeting.

As discussed above in the report of the Audit Committee, PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm for our 2004 fiscal year. On February 25, 2005, the Audit Committee dismissed PwC as the Company’s independent registered public accounting firm. The reports of PwC on the Company’s consolidated financial statements for the years ended December 26, 2004 and December 28, 2003 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principle. During the years ended December 26, 2004 and December 28, 2003, and through February 25, 2005, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused them to make reference thereto in their reports on the financial statements for such years. During the fiscal years ended December 26, 2004 and December 28, 2003, and and through February 25, 2005, there were no “reportable events” requiring disclosure pursuant to paragraph (a)(1)(v) of Item 304 of Regulation S-K.

A representative of E&Y is expected to be present at the 2005 annual meeting. The E&Y representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders. No representative from PwC is expected to be present at the 2005 annual meeting.

Our By-laws do not require that the shareholders ratify the appointment of E&Y as our independent registered public accounting firm. We are seeking ratification because we believe it is a matter of good corporate governance practice. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain E&Y, but may retain E&Y as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its shareholders.

Approval of Proposal 2

The Board of Directors recommends that the shareholders of the Company vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current year. Unless a contrary choice is specified, shares represented by proxies will be voted FOR ratification of the appointment.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee (the “Committee”) has the overall responsibility for approving and evaluating the compensation plans, policies and programs of the Company. To that end, the Committee has the responsibility, power and authority to set the compensation and benefits of elected officers and senior executives, determine distribution and grant awards under and administer the Company’s various stock option and incentive plans. The Committee is composed entirely of independent directors. In 2004, the Committee consisted of James A. Johnson, Chair, Louis D. Boccardi, Stephen P. Munn and Karen Hastie Williams.

The Elements of Compensation at Gannett

The compensation program for executive officers is composed of three elements: salaries, annual bonuses and long-term awards under the 2001 Omnibus Incentive Compensation Plan (the “2001 Plan”).

The following Compensation Policy guides the Committee in its compensation decisions:

Compensation Policy

The Board of Directors of Gannett believes that compensation of employees should be fair to both employees and shareholders, externally competitive, and designed to align very closely the interests of employees with those of the shareholders.

The Gannett executive compensation program is designed to attract, motivate, reward and retain superior management talent.

The Executive Compensation Committee places heavy emphasis on pay for performance. The Committee believes substantial portions of total compensation should be at risk. Likewise, total compensation should reflect outstanding performance.

Compensation Decisions in 2004

In making its compensation decisions for 2004, the Committee considered the Company’s performance in the following areas: net income, relative shareholder return, earnings per share, return on assets, return on equity, return on invested capital, operating cash flow, operating income as a percent of sales, stock price and market value. In addition, the Committee considered management’s recommendations for individual compensation awards. The Committee also compared the Company’s performance to that of its competitors and noted that the Company posted strong results for the year despite an uneven economic environment. The Company’s revenue growth as well as operating income and cash flow margins for its newspaper and broadcasting segments were among the best in the industry. Companies with comparable revenues or profits in other industries also were surveyed to ensure that executive compensation was competitive in the overall marketplace. The Committee believes that the Company should compensate its executives better than its competitors in order to continue attracting and retaining the most talented people. (References to “competitors” are to the S&P 500 Publishing Index companies named on page 17.)

While the Committee considered these individual and Company performance factors in making individual compensation decisions, the Committee applied its own business judgment in making final determinations.

In 2004, the Committee continued to emphasize key executives’ ownership of common stock as a component of their compensation. Stock compensation includes (i) stock ownership guidelines for all executive officers, (ii) long-term awards under the 2001 Plan, and (iii) payment of 25% of an executive’s bonus in Gannett common stock under the 2001 Plan. Each of the Company’s Chief Executive Officer and four other most highly compensated executive officers in a particular year in terms of salary and bonus compensation (the “named executive officers”) may elect in any year to receive 100% of their bonus in cash, provided that such officer otherwise acquires Gannett common stock during the year in which the bonus is paid having a value (at the time of purchase) equal to at least 25% of the officer’s bonus. The stock bonus shares may not be sold for a period of at least six months. All other bonuses are paid in cash. A formal award agreement is not used under the 2001 Plan for stock bonus awards to executive officers. In light of Mr. McCorkindale’s already extensive Gannett stock holdings and the remaining term of his employment agreement, the Committee did not require 25% of Mr. McCorkindale’s 2004 bonus to be paid in Gannett stock.

In 2000, the Committee increased the executive stock ownership guidelines for the Company’s named executive officers from three to five times their salary range midpoint and increased the guideline for other key executives from one to two times their salary range midpoint. Most executives exceed these guidelines, with the exception of executives who either recently have been promoted and, consequently, are subject to a higher minimum ownership threshold or executives who exceeded the original guidelines and are working toward fulfilling the revised ones.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid to the Company’s chief executive officer and four other most highly compensated executive officers for any fiscal year. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if specified requirements are met. The Committee has structured, and intends to continue to structure, performance-based compensation, including stock option grants and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. However, the Committee reserves the authority to award non-deductible compensation in other circumstances as it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so. For 2004, $37,500 of the compensation paid to Mr. McCorkindale in the form of salary was not deductible under Section 162(m).

Base Salaries: To Attract and Retain Management Talent

Base salaries are designed to help attract and retain management talent. To ensure that salary ranges are competitive in the overall marketplace, salary ranges are periodically compared to the salaries paid for comparable positions by the Company’s competitors, with other companies of comparable size in the media industry and with companies with comparable revenues or profits in other industries. The Company is significantly larger than its competitors, and in 2004 it achieved comparatively strong earnings and earnings per share performances. These factors have led the Company to attempt to place its management salaries above the median for the comparative companies.

In establishing 2004 salaries for executive officers, the Committee also considered the Company’s performance, individual performance and experience and, with respect to the other executive officers, the Chief Executive Officer’s recommendations. The Committee honored Mr. McCorkindale’s request not to receive a salary increase. The most important factor was the Committee members’ business judgment about the appropriate level of salary to retain, motivate and reward individual executives. The salaries for the Company’s named executive officers in 2003 and 2004 were as follows:

Name	2003 Salary	2004 Salary
Douglas H. McCorkindale (Chairman, President and CEO)	$1,600,000	$1,600,000
Gary L. Watson (President/Newspaper Division)	$700,000	$740,000
Craig A. Dubow (President and CEO/ Broadcasting Division)	$500,000	$550,000
Paul Davidson (1) (Chairman and Chief Executive Officer/Newsquest Media Group)	$449,389	$549,000
Thomas L. Chapple (Senior Vice President, Chief Administrative Officer and General Counsel)	$391,667	$450,000

(1)	Salary amounts for Mr. Davidson have been translated to U.S. dollars using average foreign exchange rates per British Pound Sterling of $1.63 for 2003 and $1.83 for 2004.

Executive Incentive Bonuses: To Motivate Year-to-Year

The Committee believes that annual bonuses motivate executives and reward them for good performance. The goal of the 2001 Plan is to reward higher performing operating units and individuals with a greater percentage of the total available bonus pool. The performance bonuses for 2004 for the named executive officers and other senior executives are based on individual and Company performance.

For other senior executives, the bonuses for 2004 were determined on the basis of individual and operating unit performance in the areas of profit, product and people. The Committee’s review of the bonuses was based on its knowledge of the Company, its contact with the executives throughout the year and a review of performance, applying the criteria discussed above. No relative ranking of these various factors was applied.

To further the Committee’s goal of increasing the stock ownership by key executives, 25% of the bonuses for 2004 for 31 senior executives were paid to them in the form of Gannett common stock under the 2001 Plan rather than cash. This continues a practice established in 1993. Mr. McCorkindale made no recommendation as to his own bonus, which was determined by the Committee based on the factors discussed below under “Chief Executive Officer Compensation.” The pre-tax value of the bonuses awarded to the Company’s named executive officers are as follows:

	2003 Bonus		2004 Bonus
Name	Cash	GCI Shares	Cash	GCI Shares
Douglas H. McCorkindale	$2,250,000	–0–	$2,450,000	–0–
Gary L. Watson	$532,500	2,045	$551,250	2,317
Craig A. Dubow	$243,750	936	$262,500	1,103
Paul Davidson(1)	$279,180	–0–	$426,780	–0–
Thomas L. Chapple	$213,750	821	$225,000	946

(1)	Bonus amounts for Mr. Davidson have been translated to U.S. dollars using foreign exchange rates per British Pound Sterling of $1.89 for his 2003 bonus and $1.90 for his 2004 bonus.

Long-Term Stock Awards: To Promote Long-Term Growth

Long-term stock awards are based on the performance of Gannett common stock and are designed to align the executives’ interests with those of the Company’s shareholders. In 2004, the Committee decided to award long-term stock awards in the form of non-qualified stock options under the 2001 Plan to approximately 1,370 management employees. A non-qualified stock option is the right to purchase shares of common stock of the Company within a fixed period of time (ten years for grants awarded through November 2004 and eight years thereafter) at the fair market value of the common stock on the date of grant.

The Committee decides whether to grant individual long-term stock awards and determines the amount of the awards. Long-term stock awards are based in part on the grade level of the executive, after an annual examination of the competitive marketplace. As is the case with annual bonuses, the Committee relies in large part on the recommendations of senior management as to the appropriate level of individual awards to lower level executives. Awards are based on past and expected performance as subjectively evaluated by management in making recommendations and by the Committee in approving them. Executives who can more directly influence the overall performance of the Company are the principal recipients of long-term awards. In 2004, the Board and the Committee authorized Mr. McCorkindale to award 12,500 restricted stock units to a small group of employees as a means of recognition, retention and reward. These “Chairman’s Grants” were granted to fewer than 100 Company employees.

The following chart shows the number of stock options awarded in 2003 and 2004 to the Company’s named executive officers:

Name	2003 Options	2004 Options
Douglas H. McCorkindale	400,000	384,000
Gary L. Watson	106,000	96,300
Craig A. Dubow	77,000	69,000
Paul Davidson	64,000	66,000
Thomas L. Chapple	70,000	56,000

On December 23, 2004, the Company amended the terms of the stock option award agreements the Company and all option recipients, including the named executive officers and certain other executive officers, had entered into to evidence the stock options awarded to them in December 2003 by accelerating the vesting of certain of the options to December 23, 2004. Under their original terms, these options were scheduled to vest 25% on each anniversary of the grant date, December 12, 2003. The first vesting did occur as scheduled and, as a result of the amendments, vesting for the remaining 75% of the stock options awarded was accelerated to December 23, 2004. All of these vested options will remain exercisable for the full ten year term provided by the original agreements at the same exercise price of $87.33 per share. The Company similarly accelerated the vesting of stock options awarded to employees in the first five months of 2004.

The table below presents information concerning the affected option awards and option holders.

	Date of option award agreement	Option exercise price	Total number of options awarded	Less - Options which vested December 12, 2004	Remaining options for which vesting was accelerated to December 23, 2004
Named executive officers:
Douglas H. McCorkindale	Dec. 12, 2003	$87.33	400,000	100,000	300,000
Gary L. Watson	Dec. 12, 2003	$87.33	106,000	26,500	79,500
Craig A. Dubow	Dec. 12, 2003	$87.33	77,000	19,250	57,750
Paul Davidson	Dec. 12, 2003	$87.33	64,000	16,000	48,000
Thomas L. Chapple	Dec. 12, 2003	$87.33	60,000	15,000	45,000
Total named executive officers			707,000	176,750	530,250

All other executive officers as a group	Dec. 12, 2003	$87.33	196,000	49,000	147,000

All other employees	Dec. 12, 2003	$87.33	4,163,625	1,040,906	3,122,719
	Feb. 23, 2004	$86.80	24,000	6,000	18,000
	March 1, 2004	$86.59	36,363	9,091	27,272
	May 3, 2004	$86.15	28,700	7,175	21,525
	May 4, 2004	$86.60	26,560	6,640	19,920

Grand total - all employees			5,182,248	1,295,562	3,886,686

Chief Executive Officer Compensation

Mr. McCorkindale became Chairman on February 1, 2001. As discussed beginning on page 20, the Committee negotiated a new employment contract with Mr. McCorkindale in 2003, and the renewed contract became effective on July 21, 2003. During the term of his contract, Mr. McCorkindale will receive an annual salary of $1.6 million, or such greater amount as the Executive Compensation Committee determines, and an annual bonus at the discretion of the Executive Compensation Committee. The Committee honored Mr. McCorkindale’s request not to receive a salary increase. Mr. McCorkindale’s salary for 2004 was the minimum amount payable under his employment agreement. In determining Mr. McCorkindale’s compensation for 2004, in accordance with the Committee’s charter, the Committee reviewed a number of quantitative factors, including the Company’s performance, net income, relative shareholder return, earnings per share, return on assets, return on equity, return on invested capital, operating cash flow, operating income as a percent of sales, stock price, and market value. For the 2004 fiscal year, reported earnings per diluted share were $4.92, an increase of 10.3% from 2003 reported results of $4.46. Operating income as a percent of sales was 29.1% in 2004 and 30% in 2003, on a reported basis. The Company’s revenue growth as well as operating income and cash flow margins for its newspaper and broadcasting segments were among the best in the industry.

The Committee members noted changes in the Company’s stock price during 2004 and for the three- and five-year periods ended December 31, 2004, and its performance relative to the S&P 500 Index and S&P 500 Publishing Index (consisting of the Company’s peer group) for the same periods. The Committee also took into consideration Mr. McCorkindale’s outstanding reputation in the investment community for leadership, strategic vision, and ethical conduct. The Committee concluded that Mr. McCorkindale performed in an exemplary manner in 2004 by continuing to provide leadership and vision, developing and articulating the strategic direction of the Company, and fostering an environment in which his senior management team was able to support and execute the strategy he articulated. The Committee gave no particular weight to any one or more of the above factors when determining Mr. McCorkindale’s compensation.

Mr. McCorkindale’s compensation was above the median for the chief executive officers surveyed. The Committee determined that the level of Mr. McCorkindale’s compensation was appropriate given his performance, the Company’s size and performance, and the industry in which it operates. As a general matter, media industry companies, particularly broadcasting companies, tend to compensate executives at a higher level than industrial or commercial enterprises. The Committee noted that the Company’s revenues are significantly larger than that of all other companies included in the S&P 500 Publishing Index. In particular, the Committee noted that for the three-year period ended December 31, 2004, the value of Gannett’s stock, including reinvested dividends, increased 26.2% compared with the S&P 500 Index, which increased 11.2%, and the S&P 500 Publishing Index, which rose 22.9%. Mr. McCorkindale’s bonus and salary reflect these matters.

During 2004 the Committee awarded Mr. McCorkindale options to purchase 384,000 shares of common stock under the 2001 Plan. The options vest 25% per year over four years and expire in eight years. It is the Committee’s view that the award of these stock options continues to be an effective way of aligning Mr. McCorkindale’s financial interests to those of the Company’s other shareholders because the value of these stock options is directly linked to increases in shareholder value. As of March 1, 2005, Mr. McCorkindale beneficially owned 2,359,510 shares of the Company’s common stock, and was deemed to own 79,055 shares of Gannett common stock that were credited to his account under the Company’s Deferred Compensation Plan.

Executive Compensation Committee

James A. Johnson, Chair

Louis D. Boccardi

Stephen P. Munn

Karen Hastie Williams

Executive Compensation Committee Interlocks and Insider Participation

The Executive Compensation Committee of the Board of Directors during fiscal year 2004 was composed of James A. Johnson, who is the Chairman, Louis D. Boccardi, Stephen P. Munn and Karen Hastie Williams. No member of the Executive Compensation Committee was an officer or employee of the Company or any subsidiary of the Company during fiscal year 2004. There are no interlock relationships as defined in the applicable SEC rules.

COMPARISON OF SHAREHOLDER RETURN

The following graph compares the performance of the Company’s common stock during the period December 31, 1999 to December 31, 2004 with the S&P 500 Index and the S&P 500 Publishing Index (which consists of Dow Jones & Co., Inc., Gannett Co., Inc., Knight-Ridder, Inc., The McGraw-Hill Companies, Inc., Meredith Corporation, The New York Times Company and Tribune Company).

The S&P 500 Index includes 500 U.S. companies in the industrial, transportation, utilities and financial sectors and is weighted by market capitalization. The S&P 500 Publishing Index also is weighted by market capitalization.

The graph depicts the results of investing $100 in the Company’s common stock, the S&P 500 Index, and the S&P 500 Publishing Index at closing prices on December 31, 1999. It assumes that dividends were reinvested quarterly with respect to the Company’s common stock, daily with respect to the S&P 500 Index and monthly with respect to the S&P 500 Publishing Index.

What the graph does not depict is that for the three-year period ended December 31, 2004, the value of Gannett’s stock, including reinvested dividends, increased 26.2% compared with the S&P 500 Index, which increased 11.2%, and the S&P 500 Publishing Index, which rose 22.9%.

	1999	2000	2001	2002	2003	2004
Gannett Co., Inc.	100	78.42	84.80	91.72	115.33	106.99
S&P 500 Index	100	90.90	80.09	62.39	80.29	89.03
S&P 500 Publishing Index	100	89.71	92.84	98.92	117.52	114.13

SUMMARY COMPENSATION TABLE

The following table summarizes compensation paid to the Company’s Chief Executive Officer and the four other most highly compensated executive officers during 2004 for services rendered to the Company over the past three fiscal years.

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Other Annual Compen- sation (2) ($)	Restricted Stock Award(s) (3) ($)	Securities Underlying Options (4) (#)	All Other Compen- sation (5) ($)
Douglas H. McCorkindale (Chairman, President and CEO)	2004 2003 2002	1,600,000 1,600,000 1,600,000	2,450,000 2,250,000 2,250,000	$83,965 71,239 72,343	1,610,053 150,000 —	384,000 400,000 400,000	93,427 126,434 125,654

Gary L. Watson (President/ Newspaper Division)	2004 2003 2002	740,000 700,000 660,000	735,000 710,000 690,000	— — —	— — —	96,300 106,000 111,000	56,135 52,434 54,222

Craig A. Dubow (President and CEO/ Broadcasting Division)	2004 2003 2002	550,000 500,000 450,000	350,000 325,000 310,000	— — 163,317	— — —	69,000 77,000 80,000	35,485 31,834 30,735

Paul Davidson (6) (Chairman and Chief Executive Officer/ Newsquest Media Group)	2004 2003 2002	549,000 449,389 390,627	426,780 279,180 160,339	— — —	— — —	66,000 64,000 42,000	1,535 1,265 981

Thomas L. Chapple (Senior VP, Chief Administrative Officer and General Counsel)	2004 2003 2002	450,000 391,667 345,000	300,000 285,000 260,000	— — —	— — —	56,000 70,000 45,000	31,555 29,434 28,622

(1)	Bonus awards may be in the form of cash or shares of Gannett common stock. Bonuses to executive officers typically are paid 25% in Gannett common stock and 75% in cash, both of which may be deferred under the Deferred Compensation Plan.

(2)	This column includes amounts paid to reimburse the executives for the tax impact of certain perquisites. In the case of Mr. McCorkindale, this column also includes legal services in the amount of $45,600 in 2004, $38,000 in 2003 and $31,000 in 2002. In the case of Mr. Dubow, who relocated from Atlanta, Georgia, to the Company’s headquarters in 2002, this column also includes various relocation benefits, including a country club membership fee of $70,000.

(3)	Represents the value of restricted stock unit awards made in 2003 and 2004. The value of the 2003 award is calculated by multiplying $77.28, the closing market price of our common stock on July 21, 2003, the date of grant of the award, by 1,941, the number of shares of common stock underlying the restricted stock units awarded. The 2003 grant vested immediately. The value of the 2004 award is calculated by multiplying $83.70, the closing market price of our common stock on July 1, 2004, the date of grant of the award, by 19,236, the number of shares of common stock underlying the restricted stock units awarded. The restricted stock units awarded in 2004 vest monthly on the first day of each month. The first tranche vested on August 1, 2004. Mr. McCorkindale has deferred the shares of common stock deliverable upon vesting of these restricted stock units into our Deferred Compensation Plan. As of December 23, 2004, the last trading day of our 2004 fiscal year, Mr. McCorkindale held unvested restricted stock units representing 11,221 underlying shares of common stock with a market value of $905,422 based on the closing market price of our common stock on such date of $80.69.

(4)	Under the Company’s 2001 Omnibus Incentive Compensation Plan, stock awards in the form of stock options may be granted to key members of management who are in a position to make a substantial contribution to the long-term success of the Company.

(5)	For 2004, this column includes (a) for the Company’s Chief Executive Officer and three other most highly compensated U.S. based executive officers, (i) premiums paid by the Company for supplemental medical coverage in the amount of $6,234; (ii) the annual premiums paid by the Company on life insurance policies as follows: Mr. McCorkindale—$80,692; Mr. Watson—$43,400; Mr. Dubow—$22,750 and Mr. Chapple—$18,820; and (iii) a matching contribution of $6,500 in Gannett common stock under the Company’s 401(k) plan; and (b) premiums paid by the Company for supplemental medical coverage for Mr. Davidson in the amount of $1,535. For 2003, this column includes (a) for the Company’s Chief Executive Officer and three other most highly compensated U.S. based executive officers, (i) premiums paid by the Company for supplemental medical coverage in the amount of $6,234; (ii) the annual premiums paid by the Company on life insurance policies as follows: Mr. McCorkindale—$114,200; Mr. Watson—$40,200; Mr. Dubow—$19,600 and Mr. Chapple—$17,200; and (iii) a matching contribution of $6,000 in Gannett common stock under the Company’s 401(k) plan; and (b) premiums paid by the Company for supplemental medical coverage for Mr. Davidson in the amount of $1,265. For 2002, this column includes (a) for Company’s the Chief Executive Officer and three most highly compensated U.S. based executive officers (i) premiums of $6,522 paid by the Company for supplemental medical coverage; (ii) annual premiums paid by the Company on life insurance policies as follows: Mr. McCorkindale—$113,632; Mr. Watson—$42,200; Mr. Dubow—$18,713 and Mr. Chapple—$16,600; and (iii) a matching contribution of $5,500 in Gannett common stock under the Company’s 401(k) plan; and (b) premiums paid by the Company for supplemental medical coverage for Mr. Davidson in the amount of $981.

(6)	Mr. Davidson is the Chairman and Chief Executive Officer of Newsquest Media Group Limited, a subsidiary of the Company organized in the United Kingdom. His compensation is paid in British Pounds Sterling and has been translated into U.S. dollars at the exchange rate in effect on the date of payment in the case of bonus payments, and at the average exchange rate in effect for 2002, 2003 or 2004, as applicable, in the case of salary and other amounts. The exchange rates per British Pound Sterling used in such translations of bonus amounts were $1.58, $1.89 and $1.90 for 2002, 2003 and 2004, respectively. The average exchange rates used for salary and other amounts were $1.50, $1.63 and $1.83, respectively.

OPTION GRANT TABLE

Option Grants in Last Fiscal Year

	Individual Grants
Name	Grant Date	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Fair Value($)
Douglas H. McCorkindale	12/10/04	384,000	7.94	80.90	12/10/12	$5,829,120
Gary L. Watson	12/10/04	96,300	1.99	80.90	12/10/12	$1,461,834
Craig A. Dubow	12/10/04	69,000	1.43	80.90	12/10/12	$1,047,420
Paul Davidson	12/10/04	66,000	1.36	80.90	12/10/12	$1,001,880
Thomas L. Chapple	12/10/04	56,000	1.16	80.90	12/10/12	$850,080

This table shows options to purchase shares of Gannett common stock granted to the Company’s Chief Executive Officer and four other most highly compensated executive officers in 2004. Under the terms of the agreements evidencing the awards, stock options granted in 2004 will become exercisable with respect to 25% of the covered shares annually beginning the first December after the grant date. Executive officers may transfer stock options to family members.

“Grant Date Fair Value” has been calculated using a Black-Scholes model of option valuation. For purposes of calculating the values for the options granted on December 10, 2004, the Company assumed: a dividend yield of 1.24%, expected volatility of 13.62%, a risk-free interest rate of 3.71%, and a 6-year expected life. The calculated value of each option on the grant date was determined to be $15.18 per share subject to the option.

On December 26, 2004, 11,486,108 shares of Gannett common stock were available for grants under the 2001 Omnibus Incentive Compensation Plan. At that time, there were options outstanding to purchase 27,091,257 shares with a weighted average exercise price of $72.83. The expiration dates range from December 10, 2006 to December 12, 2013.

STOCK OPTION TABLE

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at December 26, 2004 (#)		Value of Unexercised In-the-Money Options at December 26, 2004(1) ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Douglas H. McCorkindale	—	$—	1,997,250	677,750	$30,813,640	$3,159,125
Gary L. Watson	—	$—	584,050	180,550	$7,410,512	$907,665
Craig A. Dubow	32,529	$803,094	206,125	126,500	$1,489,610	$617,650
Paul Davidson	5,300	$126,981	85,170	97,000	$229,555	$333,480
Thomas L. Chapple	—	$—	222,900	94,000	$2,462,861	$381,820

(1)	Represents the difference between the exercise price and the closing price of the Company’s common stock on December 23, 2004, the last trading day of our 2004 fiscal year, of $80.69 per share.

Employment Contracts, Retirement and Change in Control Arrangements

In 2003, the Company and Mr. McCorkindale renegotiated his employment contract. The new contract became effective on July 21, 2003 and continues until July 1, 2006, and thereafter from year to year until either the Board or Mr. McCorkindale terminates it on 90 days’ notice before the end of any term. During his employment, he will receive an annual salary of $1.6 million or such greater amount as the Executive Compensation Committee determines and an annual bonus at the discretion of the Executive Compensation Committee. Under the terms of the contract, Mr. McCorkindale received on July 1, 2004, and will again receive if he is in Gannett’s employ on July 1, 2005, a restricted stock unit award. These awards will vest with respect to 1,603 shares of Gannett common stock per month for a 12-month period commencing on July 1, 2004, and July 1, 2005, respectively. Any portion of the restricted stock unit grants remaining unvested shall be forfeited upon Mr. McCorkindale’s termination of employment for any reason. All Gannett stock options granted to Mr. McCorkindale after July 21, 2003, shall become fully vested within four years from the date of the grant, will continue to vest after Mr. McCorkindale’s termination of employment and shall remain exercisable until the fourth anniversary of Mr. McCorkindale’s termination of employment. In connection with entering into the employment contract Mr. McCorkindale also received a grant of 1,941 stock units. The contract provides for various executive perquisites prior to and following his retirement, generally consistent with those received by prior Chief Executive Officers of the Company, including life insurance, travel accident insurance, executive health insurance, legal and financial counseling services, a home security system allowance, an automobile purchase or monthly allowance (plus reimbursement of gas and maintenance), and an allowance for club membership initiation fees and dues. In addition, the Company will provide Mr. McCorkindale substantially similar post-retirement benefits for the remainder of his life as well as ownership of the computer and other home office equipment used at the time of retirement, use of Company aircraft at the then-incremental hourly rate and at times not inconveniencing the Company, and reasonable access to Gannett offices and facilities. Due to the extension of his employment contract, Gannett is obligated to provide Mr. McCorkindale additional life insurance benefits under its existing life insurance program at a cost to the Company of approximately $150,000. Gannett will make available to Mr. McCorkindale this sum of $150,000 for his use in acquiring life insurance or other benefits of his choosing, whether otherwise offered by the Company or not, before or after retirement, in addition to those benefits otherwise provided to him under the contract or by other Gannett benefit policies covering him.

Gannett may terminate the contract upon death, illness, disability or for “good cause,” as defined in the contract. If the contract is terminated due to Mr. McCorkindale’s death, illness or disability, Mr. McCorkindale or his estate will be entitled to receive the present value of his projected salary and bonuses, plus the value of all fringe benefits, for the balance of the term. Mr. McCorkindale has the right to terminate his employment for “good reason” as defined in the contract. If Mr. McCorkindale terminates the contract for good reason, or if Gannett terminates his employment in any way that constitutes a breach of the contract, he will be paid all earned but unpaid compensation, accrued vacation and accrued but unreimbursed expenses and receive a cash payment equal to the greater of (1) his total compensation in the year preceding the year of termination (comprised of salary, bonuses and the value of fringe benefits and deferred compensation) or (2) the present value of his projected salary, bonuses and the deemed value of fringe benefits for the balance of the term of the contract. Mr. McCorkindale also will have his benefits under any non-qualified supplemental retirement plan calculated by assuming his termination date were the normal expiration date of the contract and by taking into account the full service and compensation that he would have had if he had continued to work until the expiration of the contract. Upon the expiration or termination of the contract for any reason, Gannett has agreed to retain Mr. McCorkindale as a consultant for a period of five years at a fee of $150,000 per year.

In the event of a change in control of Gannett, as defined in Mr. McCorkindale’s contract, Mr. McCorkindale will receive a lump sum cash payment equal to four times his total annual compensation paid in the calendar year immediately preceding the change in control. To the extent permitted under the applicable plan, all of his incentive pay, stock options and any other contingent executive compensation will be treated as if all targets were achieved on the date of the change in control and as if all otherwise unvested benefits became fully vested on such date. He also will receive the retiree benefits provided in the contract. The tax laws deny an income tax deduction to a company for payments that are contingent upon a change in control if those payments have a present value of more than three times the employee’s average annual compensation for the last five years and are made under an agreement like the employment agreement described in this proxy statement, except to the extent that the payments are determined to be reasonable compensation for services rendered before or to be rendered after the change in control. Mr. McCorkindale also is entitled to receive payment from the Company of an amount sufficient to make him whole for any excise tax imposed on payments made contingent on a change in control under Section 4999 of the Internal Revenue Code.

In February 2005, the Company entered into employment contracts with each of the following executives: Thomas L. Chapple (Senior Vice President, Chief Administrative Officer and General Counsel), Craig A. Dubow (President and CEO/Broadcasting Division), Gracia C. Martore (Senior Vice President and Chief Financial Officer), Craig A. Moon (President and Publisher/USA TODAY) and Gary L. Watson (President/Newspaper Division). Although each of the contracts became effective immediately, certain provisions apply only in the event that Mr. McCorkindale no longer holds all of the titles Chairman, President and Chief Executive Officer of the Company, and during an 18-month transition period thereafter. During their employment, the executives will receive annual salaries of $490,000, $595,000, $480,000, $505,000 and $765,000, respectively, or such greater amount as the

Executive Compensation Committee determines. Each of the executives will also be entitled to such annual bonus and grant under the 2001 Omnibus Incentive Compensation Plan as determined in the discretion of the Executive Compensation Committee. The contracts also provide that the executives will continue to enjoy various executive perquisites until retirement. These perquisites currently include life insurance, travel accident insurance, executive health insurance, various legal and financial services, a home security system allowance, an automobile purchase or monthly allowance (plus reimbursement of gas and maintenance) and an allowance for club membership initiation fees and dues.

In addition, unless an executive’s employment is terminated upon the executive’s death or for “good cause,” as defined in the contract, the Company will provide each executive with certain post-termination benefits which currently include life insurance, executive health insurance and the opportunity to purchase the company automobile provided to the executive during the term of employment at such automobile’s then fair market value. Each executive will also receive travel accident insurance post-termination if he or she is asked to represent Gannett at a function or event and he or she receives prior approval from the Chief Executive Officer. Any pre-termination legal and financial services will cease following the executive’s termination on April 15 of the year of termination or the year following termination, depending on the actual termination date.

If an executive terminates his or her employment during the transition period for “good reason,” or if Gannett terminates an executive’s employment during the transition period without “good cause,” the executive shall receive a cash payment equal to 1.5 times the sum of the executive’s annual salary at the then current rate and the executive’s most recent annual bonus. In addition, upon such termination, all outstanding stock options granted to the executive on or prior to the date of termination will immediately vest and, to the extent not otherwise the case because the executive is retirement eligible, such options will remain exercisable for the lesser of the remaining term or three years, and any stock-based awards granted to the executive on or prior to the date of termination that are subject to performance-based vesting will be deemed to have been fully earned and the value thereof will be paid to the executive. If Gannett terminates an executive’s employment due to illness or other disability during the transition period, the executive or his or her estate will be entitled to receive a cash payment equal to the present value of the sum of the executive’s annual salary at the then current rate and the executive’s most recent annual bonus, plus the deemed value of all fringe benefits (for this purpose, the deemed value is 5% of the executive’s annual salary plus club dues and home security charges paid by Gannett for the executive in the prior calendar year), multiplied by a fraction, the numerator of which is the number of months remaining in the transition period, and the denominator of which is 12. Amounts paid are reduced by amounts paid under disability policies or programs of Gannett. Either Gannett or an executive may terminate the executive’s employment at any time for any reason or for no reason at all, provided that an executive must provide 30 days’ advance notice of such termination and, if the termination is for “good reason,” an opportunity under some circumstances for the company to remedy the alleged basis for the termination. If an executive’s employment is terminated by Gannett or the executive for any reason, the executive will be paid all earned but unpaid compensation, accrued vacation and accrued but unreimbursed expenses.

For purposes of the contracts, “good reason” means any of the following events: (1) the executive is not elected or retained in his or her current position (or in such other senior executive position as the executive may have agreed to serve) of Gannett; (2) Gannett acts to materially reduce the executive’s duties and responsibilities, including that the executive no longer directly reports to any one of the Chairman, President or Chief Executive Officer; (3) Gannett acts to change the geographic location of the performance of the executive’s duties from the Washington, D.C. metropolitan area; or (4) Gannett otherwise materially breaches the contract. “Good cause” means: (1) any material misappropriation of funds or property of Gannett by the executive; (2) persistent neglect or refusal by the executive to perform the executive’s duties; (3) the breach by the executive of any provision of the trade secrets provision of the contract; (4) conviction of the executive of a felony; or (5) the executive’s voluntary resignation as an employee of Gannett without the prior written consent of Gannett.

If an executive’s employment terminates before a specified date, the executive will have his or her benefits under Gannett’s supplemental executive retirement plan (or any successor plan) calculated using additional months of service credit determined by subtracting the number of full months of service credited to the executive between the date of the contract and the date of termination from 56 months, in Mr. Dubow’s case, and 36 months for Mr. Watson, Ms. Martore, Mr. Moon and Mr. Chapple. However, if an executive’s employment is terminated for “good cause” by Gannett, by the executive other than for “good reason,” or upon the executive’s death during the transition period, the executive will not be credited with any additional service beyond his or her date of termination. Each contract will terminate upon the death of the executive.

In the event of a change in control of Gannett, as defined in the Transitional Compensation Plan described below, each executive will receive the greater of any compensation and/or other benefits that become due under the Transitional Compensation Plan or any compensation and/or other benefits that become due under the contract. As described above in the description of Mr. McCorkindale’s employment contract, in certain cases the tax laws deny an income tax deduction to a company for payments that are contingent upon a change in control. Each executive also is entitled to receive payment from the Company of an amount sufficient to make him or her whole for any excise tax imposed on payments made contingent on a change in control under Section 4999 of the Internal Revenue Code. Payments and benefits under the contracts will be delayed or modified if such delays or modifications are necessary to comply with the rules governing deferred compensation plans under Section 409A of the Code. If, as a result of Section 409A, the executive’s extended stock option exercise period following termination of employment is reduced to a period shorter than the period the executive would otherwise be entitled to under the executive’s employment agreement, the Company will provide the executive additional compensation with a value that it determines, in good faith, reflects the value of the reduction in the extended exercise period.

Newsquest Media Group Limited and Mr. Davidson are parties to a services agreement governing Mr. Davidson’s employment with Newsquest. The agreement became effective on July 23, 2001 and continues until the earlier of the date on which (a) Mr. Davidson reaches the age of 65 or (b) the agreement is terminated by either party upon not less than 12 months’ prior written notice. During his employment, Mr. Davidson receives an annual salary and is entitled to bonuses for the achievement of performance levels set annually by the Executive Compensation Committee. The agreement also provides for the use of a company automobile in accordance with Newsquest’s automobile policy. Upon the occurrence of certain events set forth in the agreement, including a material breach by Mr. Davidson of his obligations under the agreement, Newsquest may terminate the agreement upon notice to Mr. Davidson. Upon termination of the agreement for any of the specified reasons, Mr. Davidson shall forfeit any unpaid bonus. Under the agreement, Mr. Davidson has agreed that, for a period of twelve months following the termination of his employment, he will not compete with Newsquest or solicit away its employees.

The Company has a Transitional Compensation Plan that provides certain payments to key executives of the Company and its subsidiaries who are terminated without cause or who resign for good reason within two years after a change in control. All executive officers are covered by the Transitional Compensation Plan. Participants who choose to leave their employment within 30 days after the first anniversary of the change in control also qualify for payments under the Transitional Compensation Plan. A participant entitled to compensation will receive all payments and benefits earned through the date of termination, a severance payment of two to three years’ salary and bonus compensation, depending on length of service, life insurance and medical benefits for the same period and extra retirement plan benefits as though employment had continued for such two-to-three-year period.

Participants also are entitled to receive payment of an amount sufficient to make them whole for any excise tax imposed on the severance payment under Section 4999 of the Internal Revenue Code. If there is a change in control of the Company, as defined in the Transitional Compensation Plan, options become exercisable in full and restricted stock awards become payable. In addition, the Company’s 1978 Executive Long-Term Incentive Plan provided for the grant of option surrender rights in tandem with stock options. In the event of a change in control, the holders of any outstanding option surrender rights are entitled to receive a payment equal to the spread between the option exercise price and the highest price paid for shares of Gannett common stock in connection with the change in control. If option surrender rights are exercised, the related options are canceled. To avoid double payments upon a change in control, any compensation and benefits received by Mr. McCorkindale, Mr. Watson, Mr. Dubow, Mr. Chapple or Ms. Martore under the terms of the Transitional Compensation Plan will be reduced (but not below zero) by any compensation and benefits received by him or her under the terms of his or her employment contract.

Pension Plans

All executive officers of the Company other than Mr. Davidson participate in the Gannett Retirement Plan, a defined benefit pension plan that is qualified under Section 401 of the Internal Revenue Code, and the Gannett Supplemental Retirement Plan, an unfunded, nonqualified plan. The annual benefit under the plans, taken together, is, in general, determined by the number of years of employment multiplied by a percentage of the participant’s Final Average Earnings (during the executive officer’s five highest consecutive years). As described under “Employment Contracts, Retirement and Change in Control Arrangements,” in the event of his or her termination before a specified date (other than by the Company for “good cause,” by the executive officer without “good reason” or by reason of the executive officer’s death), the annual benefits of Messrs. Chapple, Dubow, Moon and Watson and Ms. Martore under the Gannett Supplemental Retirement Plan will be calculated using additional months of service determined by subtracting the number of full months of service credited to the executive between the date of the contract and the date of termination from 56 months, in Mr. Dubow’s case, and 36 months for Mr. Watson, Ms. Martore, Mr. Moon and Mr. Chapple.

The Internal Revenue Code places limitations on the amount of pension benefits that may be paid under qualified plans. Any benefits payable above those limitations will be paid under the Gannett Supplemental Retirement Plan. In addition, deferred compensation is excluded from earnings under the Gannett Retirement Plan, but is included in the calculation of the Gannett Supplemental Retirement Plan benefits. Also, certain participants who were actively employed as of January 1, 1998, shall receive a total retirement benefit at least equal to the benefit to which they would have been entitled had the qualified plan not been amended as of January 1, 1998. For these participants, the total retirement benefit is as described above, i.e., based on years of employment and Final Average Earnings. For all U.S. executive officers, the benefit under the Supplemental Retirement Plan is equal to the difference between (i) the amount of the benefit the participant would have been entitled to under the Retirement Plan benefit formula in effect on December 31, 1997 absent the Section 401 limitations and including deferred compensation, and (ii) the amount of the benefit actually payable under the Retirement Plan.

Mr. Davidson participates in the Newsquest Pension Scheme, a defined benefit pension plan that is approved in the UK by the Inland Revenue under Chapter 1 of Part XIV of the Income and Corporation Taxes Act 1988. The annual pension benefit payable under the plan is, in general, determined by the number of years’ membership in the plan multiplied by a percentage of the Final Average Salary. Under UK law, the Inland Revenue places a maximum limit on the amount of pension that may be paid under an approved pension plan. This maximum pension limit is equal to two-thirds of Final Average Salary.

Beginning in April 2006, this maximum pension limit will be replaced by a limit on the capital value of the pension benefit. Subject to any applicable transitional relief, if the capital value exceeds £1.5 million (approximately $2.75 million, based on the average exchange rate in effect for the Company’s 2004 fiscal year) then a tax charge will be levied on Mr. Davidson on any excess. The £1.5 million limit will gradually increase to £1.8 million (approximately $3.30 million based on the same exchange rate) in April 2010; thereafter the limit will be reviewed under UK law. In the event of Mr. Davidson’s death while still an employee, the Newsquest plan provides that the trustees of the plan may pay, at their discretion, a death benefit equal to four times Mr. Davidson’s annual salary at the time of death and an additional pension to Mr. Davidson’s qualifying dependents.

The first table below may be used to calculate the approximate annual benefits payable at retirement at age 65 under the two U.S. retirement plans to the U.S. executives named in the above Summary Compensation Table in specified compensation and years-of-service classifications. The second table below may be used to calculate the approximate annual benefits payable at retirement at age 65 under the UK pension plan to Mr. Davidson in specified compensation and years-of-service classifications.

U.S. Pension Plans Table

Final Average Earnings	20 Years of Credited Service	25 Years of Credited Service	30 Years of Credited Service	35 Years of Credited Service	40 Years of Credited Service
700,000	280,000	350,000	374,500	399,000	413,000
800,000	320,000	400,000	428,000	456,000	473,500
900,000	360,000	450,000	481,500	513,000	534,000
1,000,000	400,000	500,000	535,000	570,000	594,500
1,500,000	600,000	750,000	802,500	855,000	897,000
2,000,000	800,000	1,000,000	1,070,000	1,140,000	1,200,000
2,500,000	1,000,000	1,250,000	1,330,000	1,415,000	1,500,000
3,000,000	1,200,000	1,500,000	1,600,000	1,700,000	1,800,000
3,500,000	1,400,000	1,750,000	1,860,000	1,975,000	2,100,000
4,000,000	1,600,000	2,000,000	2,140,000	2,280,000	2,420,000
4,500,000	1,800,000	2,250,000	2,407,500	2,565,000	2,722,500
5,000,000	2,000,000	2,500,000	2,675,000	2,850,000	3,025,000

Final Average Earnings for the U.S. executives includes salaries and bonuses shown on page 18. The credited years of service as of the end of the last fiscal year for the Company’s Chief Executive Officer and each of the other three most highly compensated U.S. executive officers named in the Summary Compensation Table and covered under the U.S. pension plan are as follows: Mr. McCorkindale—33, Mr. Watson—35, Mr. Dubow—23 and Mr. Chapple—28. Benefits under the U.S. pension plans are payable in the form of a single life annuity and are offset by a portion (50% prorated over 35 years of service) of the executive’s primary social security benefit, but are not subject to deduction for any other offset amounts.

UK Pension Plan Table

(in dollars)

Final Average Salary	10 Years of Credited Service	15 Years of Credited Service	20 Years of Credited Service	25 Years of Credited Service	30 Years of Credited Service
595,078	132,240	198,359	264,479	330,599	396,719
640,854	142,412	213,618	284,824	356,030	427,236
686,629	152,584	228,876	305,168	381,461	457,753
732,404	162,756	244,135	325,513	406,891	488,269
778,179	172,929	259,393	345,857	432,322	518,786
823,955	183,101	274,652	366,202	457,753	549,303
869,730	193,273	289,910	386,547	483,183	579,820
915,505	203,446	305,168	406,891	508,614	610,337
961,280	213,618	320,427	427,236	534,044	640,853
1,007,056	223,790	335,685	447,580	559,476	671,371
1,052,831	233,962	350,944	467,925	584,906	701,887
1,098,606	244,135	366,202	488,269	610,337	732,404
1,144,381	254,307	381,460	508,614	635,767	762,921
1,190,157	264,479	396,719	528,959	661,198	793,438
1,235,932	274,652	411,977	549,303	686,629	823,955
1,281,707	284,824	427,236	569,648	712,059	854,471
1,327,482	294,996	442,494	589,992	737,490	884,988
1,373,258	305,168	457,753	610,337	762,921	915,505
1,419,033	315,341	473,011	630,681	788,352	946,022
1,464,808	325,513	488,269	651,026	813,782	976,539

Final Average Salary for Mr. Davidson includes base salaries shown on page 18 and excludes bonuses shown on page 18. The current compensation covered by the U.K. pension plan is £375,000 (approximately $686,250, based on the average exchange rate discussed below) and the credited years of service as of the end of the last fiscal year for Mr. Davidson is 16 years. Benefits under the UK pension plan are payable in the form of a life and 50% survivors benefit and are not subject to any offset amounts. The amounts presented in the above table have been translated into U.S. dollars using an average exchange rate for 2004 per British Pound Sterling of $1.83.

Equity Compensation Plan Information

The table below sets forth the following information as of the end of the Company’s 2004 fiscal year for (i) compensation plans previously approved by the Company’s shareholders and (ii) compensation plans not previously approved by the Company’s shareholders: (1) the number of securities to be issued upon the exercise of outstanding options, warrants and rights; (2) the weighted-average exercise price of such outstanding options, warrants and rights; and (3) other than securities to be issued upon the exercise of such outstanding options, warrants and rights, the number of securities remaining available for future issuance under the plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders(1)(2)	27,125,013	$72.83	11,486,108
Equity compensation plans not approved by shareholders(2)(3)	476,044	$90.80	1,666,759
Total	27,601,057		13,152,867

(1)	The equity compensation plans approved by Gannett’s shareholders are the 1978 Executive Long-Term Incentive Plan and the 2001 Omnibus Incentive Compensation Plan. The number in column (c) includes 4,951,128 shares that may be issued as restricted stock or performance shares or in settlement of stock appreciation rights or performance units.

(2)	The Gannett Deferred Compensation Plan is a non-qualified plan that provides benefits to key executives of the Company. The amounts elected to be deferred by each participant are credited to such participant’s account in the Deferred Compensation Plan, and the Company credits these accounts with earnings as if the amounts deferred were invested in the Company’s common stock or other selected investment funds as directed by the participant. Amounts that are not treated as if invested in the Company’s common stock are distributed in cash, and amounts that are treated as if invested in the Company’s common stock are generally distributed in shares of common stock or cash, at the Company’s election. However, deferrals of stock option income and deferrals by directors of restricted stock grants and earnings thereon are required to be distributed in stock under the terms of the Deferred Compensation Plan. The number of shares to be issued upon the exercise of outstanding options, warrants and rights in the first row above includes 33,756 shares credited to participants’ accounts in the Deferred Compensation Plan as a result of deferrals of grants made under the 2001 Omnibus Incentive Compensation Plan. Not included in this number are 78,967 shares of stock credited to participants’ accounts in the Deferred Compensation Plan that represent the deferral of shares issued under the 2001 Omnibus Incentive Compensation Plan, as this number of shares was subtracted from the number of shares available for grant under the 2001 Omnibus Incentive Compensation Plan upon the award or exercise of the related grant. The number of shares to be issued upon the exercise of outstanding options, warrants and rights in the second row above includes 338,736 shares credited to participants’ accounts in the Deferred Compensation Plan. The weighted average exercise prices in the table above do not take any of the shares issuable from the Deferred Compensation Plan into account, and the price in the second row of that column has been translated into U.S. dollars using the exchange rate in effect on December 26, 2004 per British Pound Sterling of $1.92. The table above does not include any shares that may in the future be credited to participants’ accounts in the Deferred Compensation Plan as a result of salary deferrals or transfers of other funds held in the plan. Participants in the Deferred Compensation Plan are general unsecured creditors of the Company with respect to their benefits under the plan. The Company does not make contributions on behalf of its executive officers to the Deferred Compensation Plan.

(3)	The equity compensation plans not approved by the Company’s shareholders are Gannett’s Employee ShareSave Plan 2000 (the “ShareSave Plan”) and the Gannett Deferred Compensation Plan. The ShareSave Plan is an Inland Revenue approved plan under which our U.K. employees may purchase shares of our common stock. As of December 31, 2004, 137,308 shares may be issued pursuant to outstanding grants made under the ShareSave Plan and 1,666,759 shares remain available for issuance pursuant to the ShareSave Plan. Under the ShareSave Plan, employees are granted options to purchase shares at the end of three years of service. The terms of the ShareSave plan permit us to offer these shares at a 15% discount off the market price at the time of grant, although no discount is currently being offered. Employees make monthly contributions which are kept in interest bearing accounts and, at the election of the employee, used for the purchase price or returned to the employee. All shares delivered to participants under the ShareSave Plan are treasury shares or purchased in the open market. During the Company’s 2004 fiscal year, 131,355 shares were purchased by participants under the ShareSave Plan. As discussed above, some shares of stock distributable in connection with the Deferred Compensation Plan will be issued pursuant to the 2001 Omnibus Compensation Plan, an equity compensation plan that has been approved by the Company’s shareholders.

PROPOSAL 3—SHAREHOLDER PROPOSAL

The Sheet Metal Workers’ National Pension Fund, 601 N. Fairfax Street, Suite 500, Alexandria, VA 22314, beneficial owner of 8,250 shares of Gannett common stock, has notified the Company that it intends to present the following proposal for consideration at the meeting. The Board of Directors recommends a vote AGAINST this proposal, and your proxy will be so voted unless you specify otherwise.

Performance-Based Options Proposal

Resolved: That the shareholders of Gannett Company, Inc. (the “Company”) request that the Compensation Committee of the Board of Directors adopt a policy that a significant portion of future stock option grants to senior executives shall be performance-based. Performance-based options are defined as follows: (1) indexed options, in which the exercise price is linked to an industry or well-defined peer group index; (2) premium-priced stock options, in which the exercise price is set above the market price on the grant date; or (3) performance-vesting options, which vest when a performance target is met.

Supporting Statement: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to enhance long-term corporate value. We believe that standard fixed-price stock option grants can and often do provide levels of compensation well beyond those merited, by reflecting stock market value increases, not performance superior to the company’s peer group.

Our shareholder proposal advocates performance-based stock options in the form of indexed, premium-priced or performance-vesting stock options. With indexed options, the option exercise price moves with an appropriate peer group index so as to provide compensation value only to the extent that the company’s stock price performance is superior to the companies in the peer group utilized. Premium-priced options entail the setting of an option exercise price above the exercise price used for standard fixed-priced options so as to provide value for stock price performance that exceeds the premium option price. Performance-vesting options encourage strong corporate performance by conditioning the vesting of granted options on the achievement of demanding stock and/or operational performance measures.

Our shareholder proposal requests that the Company’s Compensation Committee utilize one or more varieties of performance-based stock options in constructing the long-term equity portion of the senior executives’ compensation plan. The use of performance-based options, to the extent they represent a significant portion of the total options granted to senior executives, will help place a strong emphasis on rewarding superior corporate performance and the achievement of demanding performance goals.

Leading investors and market observers, such as Warren Buffet and Alan Greenspan, have criticized the use of fixed-price options on the grounds that they all too often reward mediocre or poor performance. The Conference Board’s Commission on Public Trust and Private Enterprise in 2002 looked at the issue of executive compensation and endorsed the use of performance-based options to help restore public confidence in the markets and U.S. corporations.

At present, the Company does not employ performance-based stock options as defined in this proposal, so shareholders cannot be assured that only superior performance is being rewarded. Performance-based options can be an important component of a compensation plan designed to focus senior management on accomplishing long-term corporate strategic goals and superior long-term corporate performance. We urge your support for this important executive compensation reform.

Statement by the Board of Directors in Opposition to the Resolution

The Board of Directors of Gannett believes that performance-based compensation is an essential component of executive compensation. The Company’s compensation program, including stock options and other long-term awards under the 2001 Omnibus Incentive Compensation Plan, are tailored to this objective. Under the Compensation Policy, described in the Report of the Executive Compensation Committee on page 11, the Committee places heavy emphasis on pay for performance and believes that substantial portions of total compensation should be at risk. The Board also believes that compensation should be fair to both employees and shareholders, competitive, and designed to align the interests of employees with those of shareholders. The Board feels the Company’s current Compensation Policy and program is already performance-based, and that the proposal is unnecessary and not beneficial to the interests of shareholders. Indexed options or premium-priced options would not necessarily provide a direct link between executive performance and long-term value for shareholders. The Board feels that performance-based options, as defined by the proposal, have neither a motivational nor a competitive advantage over the performance-based compensation that is currently utilized by the Company.

Gannett’s current Compensation Policy provides a strong link between performance and executive compensation. The Executive Compensation Committee is comprised solely of independent directors. In making its compensation decisions, the Committee considers the Company’s performance in net income, relative shareholder return, earnings per share, return on assets, return on equity, return on invested capital, operating cash flow, operating income as a percent of sales, stock price and market value, and evaluates this performance in light of the performance of its competitors. The Committee determines the amount of options to grant, and whether to grant options at all, based in large part on its analysis.

Market-priced stock options are of the type in place at the vast majority of corporations, including our competitors. Limiting the Committee’s ability to establish compensation packages in line with those at other companies could place us at a competitive disadvantage in attracting, motivating, rewarding and retaining superior executive talent. The Board believes that the Committee must have the flexibility to create compensation policies appropriate to the competitive environment in which we compete for senior executives.

In light of the foregoing, your Board believes that the adoption of this shareholder proposal would not be in the best interests of the Company and its shareholders and recommends that shareholders vote against this proposal.

Approval of the shareholder proposal will require affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal at the 2005 annual meeting. If a shareholder, present in person or by proxy, abstains from voting, the shareholder’s shares will not be voted. An abstention from voting has the same legal effect as a vote “against” the proposal. If a shareholder holds shares in a broker’s account and has given specific voting instructions, the shares will be voted in accordance with those instructions. If no voting instructions are given, the shareholder’s shares will not be voted with respect to the proposal and will not be counted in determining the number of shares entitled to vote of record.

PROPOSAL 4—SHAREHOLDER PROPOSAL

The United Brotherhood of Carpenters and Joiners of America, 101 Constitution Ave., N.W., Washington, D.C. 20001, beneficial owner of 4,400 shares of Gannett common stock, has notified the Company that it intends to present the following proposal for consideration at the meeting. The Board of Directors recommends a vote AGAINST this proposal, and your proxy will be so voted unless you specify otherwise.

Director Election Majority Vote Standard Proposal

Resolved: That the shareholders of Gannett Co., Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement: Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the votes cast in order to be elected to the Board.

It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.

We urge your support of this important director election reform.

Statement by the Board of Directors in Opposition to the Resolution

The Board of Directors of Gannett believes that active shareholder participation in the election of directors is important to the Company and to effective corporate governance. Gannett has a history of electing, by plurality, strong, independent Boards. In the past ten years, nearly every director nominee has received an affirmative vote of at least 95% of the shares voted through the plurality process; none has received less than 74% of the vote. The proposal suggests that directors of the Company are being elected by minimal affirmative votes and change is in order. This is clearly not the case.

The Board believes that the adoption of the proposal to require that director nominees be elected by the affirmative vote of the majority of votes cast at an annual meeting would not improve the Company’s corporate governance and in fact could disrupt the operation and function of the Board. The higher voting threshold could make it more difficult for shareholders to elect a full Board and result in a high number of vacancies since the proposal does not address what would occur if a candidate fails to receive the requisite majority vote. Under Delaware corporate law and the Company’s articles of incorporation and bylaws, the remaining directors may elect a director to fill a vacancy on the Board. The higher voting threshold may also result in an incumbent director, who does not have the majority of votes, remaining in office until a successor is elected and qualified under the majority voting threshold. Any of these possibilities is less favorable than the current standard of plurality voting. Some corporate governance ratings groups have noted that a similar majority-voting resolution could disrupt board operations and a company’s financial performance in the event certain or all of the director nominees do not receive majority support and do not get elected. They have also noted that such a resolution may diminish the likelihood of a successful open access campaign by providing for an increased vote requirement in the election of directors. The proposal contends that the Board should address the status of incumbent directors who fail to receive a majority vote or whether a plurality director election standard is appropriate in some instances. The Board believes that the current plurality director election standard is more favorable than the alternative possibilities, and appropriate in all instances presented.

Delaware corporate law provides that, unless otherwise provided in a company’s organizing documents, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.” In this respect, Delaware corporate law is consistent with the Model Business Corporation Act and the corporation law in over 40 other states which provide for the plurality director election standard. Likewise, the plurality voting standard currently utilized by the Company is consistent with that of countless other publicly traded companies. The Board also believes that the current plurality standard is fair and impartial in that it applies equally to any candidate who is nominated for election to the Board. The nominees who receive the most votes cast for the number of directors to be elected will be elected to the Board of Directors, whether the candidate is nominated by the Board or a shareholder.

In light of the foregoing, your Board believes that the adoption of this shareholder proposal would not be in the best interests of the Company and its shareholders and recommends that shareholders vote against this proposal.

Approval of the shareholder proposal will require affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal at the 2005 annual meeting. If a shareholder, present in person or by proxy, abstains from voting, the shareholder’s shares will not be voted. An abstention from voting has the same legal effect as a vote “against” the proposal. If a shareholder holds shares in a broker’s account and has given specific voting instructions, the shares will be voted in accordance with those instructions. If no voting instructions are given, the shareholder’s shares will not be voted with respect to the proposal and will not be counted in determining the number of shares entitled to vote of record.

SECURITIES BENEFICIALLY OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

The information presented below regarding beneficial ownership of common stock has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares to which a person, directly or indirectly, has or shares voting power or investment power and any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option or other right.

The following table presents, as of March 1, 2005, information based on Gannett’s records and filings with the SEC regarding beneficial ownership of each director and each nominee to the Board of Directors, the Company’s Chief Executive Officer and four other most highly compensated executive officers in 2004, and all directors and executive officers of Gannett as a group.

Each person listed in the following table owned, as of March 1, 2005, less than 1% of Gannett’s outstanding shares of common stock. All directors and executive officers as a group beneficially owned 4,295,166 shares on March 1, 2005, which represents approximately 1.7% of the outstanding shares of common stock. The following shares of common stock are included because they may be acquired pursuant to stock options exercisable by April 30, 2005: Mr. McCorkindale—1,997,250; Mr. Watson—584,050; Mr. Dubow—206,125; Mr. Davidson—85,170; Mr. Chapple—222,900; Mr. McFarland—0; Mrs. Brokaw—9,375; Mr. Johnson—15,699; Mr. Munn—8,625; Ms. Shalala—9,038; Mr. Trujillo—3,656; Ms. Williams—4,375, and all directors and executive officers as a group—3,825,588.

For all shares owned, Gannett believes that each director or executive officer possesses sole voting power and sole investment power. Some executive officers may share voting and/or investment power over shares held by members of their immediate family and may be deemed to beneficially own these shares. Not included in the table below are 874 shares, as to which Mr. McCorkindale disclaims beneficial ownership, held by a member of his immediate family.

The shares reported in the following table do not include 1,242,254 shares owned on March 1, 2005 by the Gannett Retirement Plan Trust. The following officers of the Company serve on the Benefit Plans Committee, which has the power to direct the voting of those shares: Mr. McCorkindale, Mr. Chapple, Ms. Martore and Roxanne V. Horning (Vice President/ Compensation and Benefits).

Name of Officer or Director	Title	Shares Owned
Douglas H. McCorkindale	Chairman, President and CEO	2,359,510
Gary L. Watson	President/Newspaper Division	624,347
Craig A. Dubow	President and CEO/Broadcasting Division	213,875
Paul Davidson	Chairman and Chief Executive Officer/Newsquest Media Group	93,678
Thomas L. Chapple	Senior VP, Chief Administrative Officer and General Counsel	230,041
Louis D. Boccardi	Director	2,000
Meredith A. Brokaw	Director	11,375
James A. Johnson	Director	17,199
Duncan M. McFarland	Director	1,500
Stephen P. Munn	Director	11,625
Donna E. Shalala	Director	10,038
Solomon D. Trujillo	Director	5,256
Karen Hastie Williams	Director	5,375
All directors and executive officers as a group (18 persons including those named above)		4,295,166

INVESTMENT IN GANNETT STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

The following table presents, as of March 1, 2005, information based on Gannett’s records and filings with the SEC regarding the investment in Gannett stock of the same persons as in the previous chart.

Name of Officer or Director	Title	Share Investment
Douglas H. McCorkindale	Chairman, President and CEO	2,438,565
Gary L. Watson	President/Newspaper Division	653,194
Craig A. Dubow	President and CEO/Broadcasting Division	231,466
Paul Davidson	Chairman and Chief Executive Officer/Newsquest Media Group	93,678
Thomas L. Chapple	Senior VP, Chief Administrative Officer and General Counsel	247,345
Louis D. Boccardi	Director	4,620
Meredith A. Brokaw	Director	21,802
James A. Johnson	Director	18,747
Duncan M. McFarland	Director	2,004
Stephen P. Munn	Director	11,625
Donna E. Shalala	Director	13,871
Solomon D. Trujillo	Director	7,563
Karen Hastie Williams	Director	7,913
All directors and executive officers as a group (18 persons including those named above)		4,495,185

This table reflects the same information as the table in the preceding section, but it also includes shares of Gannett stock that each such person holds through the Company’s Deferred Compensation Plan. As of March 1, 2005, shares of Gannett common stock in the following amounts were deemed to be credited to the accounts of the Company’s directors and executive officers under the Company’s Deferred Compensation Plan: Mr. McCorkindale—79,055; Mr. Watson—28,847; Mr. Dubow—17,591; Mr. Chapple—17,304; Mr. McFarland—504; Mr. Boccardi—2,620; Mrs. Brokaw—10,427; Mr. Johnson—1,548; Ms. Shalala—3,833; Mr. Trujillo—2,307; Ms. Williams—2,538; and all directors and executive officers as a group—200,019. These shares are not deemed to be “beneficially owned” under technical SEC rules and are therefore not included in the table in the preceding section.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that all of our current and former directors and executive officers reported on a timely basis all transactions required to be reported by Section 16(a) during fiscal 2004.

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled “Report of the Executive Compensation Committee,” “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission) and “Comparison of Shareholder Return” will not be deemed incorporated, unless specifically provided otherwise in such filing.

Other Matters

As of the date of this proxy statement, the Board does not intend to present any matter for action at the 2005 annual meeting other than as set forth in the Notice of Annual Meeting. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

Shareholder Proposals for 2006 Annual Meeting

To be eligible for inclusion in the proxy materials for the Company’s 2006 annual meeting, shareholder proposals must be received at the Company’s principal executive offices by November 11, 2005. A shareholder who wishes to present a proposal at the Company’s 2006 annual meeting, but who does not request that the Company solicit proxies for the proposal, must submit the proposal to the Company’s principal executive offices by January 14, 2006.

Cost of Soliciting Proxies

The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra compensation, may solicit proxies personally, by telephone or other means. The Company also will request that brokerage houses, nominees, custodians and fiduciaries forward soliciting materials to the beneficial owners of stock held of record and will reimburse them for forwarding the materials. In addition, Georgeson Shareholder Communications, Inc., New York, New York, has been retained to aid in the solicitation of proxies at a fee of $15,000, plus out of pocket expenses.

Important Notice Regarding Delivery of Shareholder Documents

In accordance with a notice sent to certain street name shareholders of common stock who share a single address, only one copy of this proxy statement and the Company’s 2004 Annual Report is being sent to that address unless we received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate copy of this proxy statement or the Company’s 2004 Annual Report, he or she may contact the Company’s Secretary at Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107 or by calling the Secretary at (703) 854-6000. Any such shareholder may also contact the Secretary using the above contact information if he or she would like to receive separate proxy statements and Annual Reports in the future. If you are receiving multiple copies of the Company’s Annual Report and proxy statement, you may request householding in the future by contacting the Secretary.

Annual Report

A copy of our 2004 Annual Report is enclosed, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2004. You may also obtain a copy without charge by writing to: Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Our 2004 Annual Report and 2004 Form 10-K are also available through the Company’s website at http://www.gannett.com. The Company’s Annual Report and Form 10-K are not proxy soliciting materials.

March 11, 2005

Proxy Card

GANNETT CO., INC.

This Proxy is Solicited on Behalf of the Board of Directors

Annual Meeting of Shareholders — April 14, 2005

The undersigned hereby appoints Douglas H. McCorkindale and Thomas L. Chapple, or either of them, attorneys and proxies each with power of substitution to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on April 14, 2005 and at any adjournment or adjournments thereof, with all the power that the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said meeting, as designated on the reverse, and in accordance with their best judgment in connection with such other business as may come before the meeting.

Please cast your votes on the reverse side, by telephone or online as described on the reverse side. The Board of Directors recommends a vote FOR Proposals 1 and 2 and AGAINST Proposals 3 and 4. To vote in accordance with the Board of Directors’ recommendations, just sign the reverse side; no boxes need to be checked. Unless marked otherwise, this proxy will be voted in accordance with the Board of Directors’ recommendations.

SEE REVERSE

SIDE

COMPANY #

Voting Instructions For Gannett Co., Inc.’s

2005 Annual Meeting of Shareholders

Gannett Co., Inc. shareholders may vote their shares for matters to be covered at the Company’s 2005 Annual Meeting of Shareholders using a toll-free telephone number, via the Internet or using the attached proxy card. Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Below are voting instructions for all three options.

Vote By Phone — 1-800-560-1965

Use any touch tone telephone to vote your shares at any time 24 hours a day, 7 days a week, until 12:00 noon (CT) on April 13, 2005. Have your proxy card in hand when you call. You will be provided with simple voting instructions.

Vote by the Internet — http://www.eproxy.com/gci/

Use the Internet to vote your shares at any time 24 hours a day, 7 days a week, until 12:00 noon (CT) on April 13, 2005. Have your proxy card in hand. You will be provided with simple voting instructions. You will also have the option to consent to receipt of all materials related to future annual meetings via the Internet.

Vote By Mail

Mark, sign and date the attached proxy card and return it in the enclosed postage-paid envelope.

If you vote by phone or the Internet, please do not mail your proxy card.

THANK YOU FOR VOTING.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

1. ELECTION OF DIRECTORS: Nominees are: 01 Louis D. Boccardi 02 Donna E. Shalala	☐ VOTE FOR all nominees except those I have listed below	☐ VOTE WITHHELD from all nominees

(Instructions: To withhold authority to vote for any individual nominee, write the number(s) in the box provided to the right.)

2. PROPOSAL TO RATIFY Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2005 fiscal year.	☐ FOR	☐ AGAINST	☐ ABSTAIN

THE BOARD RECOMMENDS A VOTE “AGAINST” PROPOSALS 3 AND 4.

3. SHAREHOLDER PROPOSAL concerning performance-based options.	☐ FOR	☐ AGAINST	☐ ABSTAIN

4. SHAREHOLDER PROPOSAL concerning director election majority vote standard.	☐ FOR	☐ AGAINST	☐ ABSTAIN

THE PROXIES are authorized to vote in their discretion upon such other business, if any, as may properly come before the meeting.

Address Change? Mark Box☐ Indicate changes below.

Date

Signature(s) in Box
Please sign EXACTLY as name appears at the left. Joint owners each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full related title.